Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Reoffer Prospectus of shares acquired or issuable pursuant to awards granted under Kodiak Robotics, Inc. 2018 Equity Incentive Plan, Kodiak AI, Inc. 2025 Equity Incentive Plan, and Kodiak AI, Inc. 2025 Employee Stock Purchase Plan of Kodiak AI, Inc. of our report dated May 14, 2025, with respect to the financial statements of Kodiak Robotics Inc. (Legacy Kodiak) included in its Registration Statement on Form S-4, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, CA
December 1, 2025